Exhibit 99.1

Contact:	Gary Thompson - Media	Jennifer Chen - Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6407
Caesars Entertainment Reports Financial Results for the First Quarter 2014
LAS VEGAS, May 7, 2014 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following first quarter 2014 results and recent developments:

•	Realized broad-based strength in hospitality revenue streams in Las Vegas with strong group business in Q1

•	Opened the High Roller at The LINQ to the public at the end of March and have since welcomed thousands of riders

•	Received preliminary approval to develop our first internationally branded casino-integrated resort in South Korea

•	Raised approximately $136 million in cash at CEC via a public equity offering that closed in April

•	Closed on the previously announced sale of three CEOC-owned Las Vegas properties to Caesars Growth Partners

•	Announced comprehensive financing plan designed to position CEOC for stock listing and significant deleveraging
Summary Financial Data
The table below highlights certain GAAP and non-GAAP financial measures:

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions, except per share data)	2014	2013
Casino revenues (1)	$1,364.8	$1,493.1	(8.6)%
Net revenues (1)	2,101.3	2,141.1	(1.9)%
Income from operations (1) (2)	71.3	142.8	(50.1)%
Loss from continuing operations, net of income taxes (1)	(366.9)	(174.7)	(110.0)%
Loss from discontinued operations, net of income taxes	(15.9)	(42.0)	62.1%
Net loss attributable to Caesars	(386.4)	(217.6)	(77.6)%
Basic and diluted loss per share (3)	(2.82)	(1.74)	(62.1)%
Property EBITDA (4)	413.1	487.4	(15.2)%
Adjusted EBITDA (5)	423.1	469.7	(9.9)%
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(1) - (5) See footnotes following Caesars Growth Partners LLC results later in this release.
Management Commentary
“Las Vegas remained a bright spot with strength in the hospitality categories, but regional business trends were unfavorably impacted by extreme weather and softness in visitation in the first quarter,” said Gary Loveman, chairman, chief executive officer and president of Caesars Entertainment Corporation. “Strategic investments in Las Vegas over the last few years are beginning to bear fruit, with The LINQ and High Roller positively impacting volume and visitation trends at the Company’s surrounding properties. As additional assets come on-line later this year and into 2015, we are excited about Caesars’ prospects in Las Vegas. We are also looking forward to developing an integrated resort in South Korea with our partners there, a promising market given its proximity to China.

“In terms of capital structure initiatives, we completed the previously announced sale of Bally’s Las Vegas, The Cromwell and The Quad Resort & Casino to Caesars Growth Partners and expect to close on the sale of Harrah’s New Orleans in the second quarter subject to receiving approval by the Louisiana Gaming Control Board. Additionally, we announced a series of steps designed to prepare CEOC for deleveraging and provide the subsidiary with time and flexibility to execute its business plan. In addition, the Company has been active on this front raising $136 million in proceeds through a public equity offering in April. These actions combined lay the foundation for the Company to improve its financial health.”
Basis of Presentation
The financial results presented herein include Caesars with its operating subsidiaries, Caesars Entertainment Operating Company, Inc. (“CEOC”) and Caesars Entertainment Resort Properties (“CERP”), as well as Caesars Growth Partners, LLC (“CGP LLC”), which we consolidate as a variable interest entity.
The operating results of CEOC, CERP and CGP LLC presented later in this release cannot be added together to derive consolidated CEC results for the following reasons:

•
CERP results presented herein reflect intercompany lease income received for Octavius Tower for all periods presented, including periods prior to its acquisition by CERP in October 2013, and for the LINQ beginning with the first quarter 2014;

•	CEOC results presented herein reflect the operating results of Planet Hollywood through the sale date in October 2013 and CGP LLC results include Planet Hollywood for all periods presented;

•	Eliminating and consolidating entries are not presented in the tables; and

•	CEC parent company operating results are not included.
In the discussion below, the words “Company”, “Caesars”, “Caesars Entertainment”, "CEC", “we”, “our” and “us” refer to Caesars Entertainment and its consolidated entities, unless otherwise stated or the context requires otherwise.
Consolidated Financial Results
First Quarter 2014 results compared with First Quarter 2013
Net Revenues
Net revenues decreased 1.9% in 2014 compared with the 2013 quarter, primarily due to a decrease in casino revenues, partially offset by an increase in rooms revenue and other revenues, primarily attributable to growth of social and mobile gaming business in Caesars Interactive Entertainment, Inc. (“CIE”).
Consolidated casino revenues declined $128.3 million, or 8.6%, compared with the 2013 quarter, due to the impact of severe weather, increased regional competition and continued softness in the domestic gaming market in certain U.S. regional markets outside of Nevada, as well as the reduction of revenues resulting from the partial sale of our Conrad Punta del Este casino in Uruguay (the "Conrad”) in the second quarter 2013. Gaming volumes, including table and slot volumes, were down in all domestic regions other than Las Vegas, partially due to extreme winter weather in 2014 as compared to a milder 2013. Additionally, revenues in certain markets were negatively impacted by increased variable marketing program spending that is treated as a reduction of revenue, such as REEL REWARDS, discounts, and free play.
On a consolidated basis, rooms revenue increased $30.6 million, or 10.6%, versus the prior year quarter, as a result of an increase in the average daily rate paid for rooms sold, excluding fully complimentary rooms (“cash ADR”) to $113 in 2014 from $93 in 2013, primarily attributable to strong group business in Las Vegas and resort fees, which were introduced in Las Vegas and other Nevada properties beginning in March 2013. Domestic hotel occupancy remained relatively flat at 87% for the first quarter of 2014.
Other revenue increased $52.0 million, when compared with the 2013 quarter, primarily due to the growth of social and mobile gaming business in CIE and increased entertainment revenues in Las Vegas.

Income from Operations
Income from operations was $71.3 million compared with $142.8 million in the 2013 quarter, with the decline primarily due to the income impact of lower revenues and higher non-cash intangible and tangible asset impairment charges, which totaled $100.8 million in the first quarter 2014, as compared with $20.0 million in 2013, partially offset by lower depreciation expense and acquisition and integration costs.
Net Loss and EBITDA measures
Net loss attributable to Caesars was $386.4 million compared with $217.6 million in the 2013 quarter. The net loss increased primarily due to the factors discussed in "Income from Operations" above, as well as the reduction in the tax benefits related to current year losses subject to a federal valuation allowance, as well as a pre-tax $17.6 million increase in interest expense. These factors are further described in "Additional Financial Information" that follows herein.
Property EBITDA decreased $74.3 million, or 15.2%, compared with the 2013 quarter. Adjusted EBITDA decreased $46.6 million, or 9.9%. Further details on these non-GAAP financial measures follow herein.
Regional Operating Results
To provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, the Company's casino properties and other operations have been grouped into four regions. Operating results for each of the regions are provided below.
Las Vegas

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013
Net revenues	$794.0	$751.7	5.6%
Income from operations	128.3	104.3	23.0%
Property EBITDA (3)	219.0	197.9	10.7%
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Las Vegas properties include Bally's Las Vegas, Caesars Palace, The Cromwell (formerly known as Bill's Gamblin' Hall & Saloon), Flamingo Las Vegas, Harrah's Las Vegas, Paris Las Vegas, Planet Hollywood Resort & Casino, The Quad Resort & Casino ("The Quad"), and Rio All-Suites Hotel & Casino.
First Quarter 2014 results compared with First Quarter 2013
Net revenues increased $42.3 million, or 5.6%, compared with the prior year quarter due to strong performance in rooms, food and beverage and entertainment, partially offset by a slight decline in casino revenues. In the prior year quarter, construction activities associated with the LINQ project and activities associated with the renovations of The Quad and The Cromwell unfavorably impacted the revenues in the region.
Food and beverage revenues increased $9.8 million, or 4.6%, due to the addition of several new restaurant offerings that opened subsequent to the first quarter of 2013 such as Nobu at Caesars Palace and Gordon Ramsay-branded restaurants at Caesars Palace, Paris, and Planet Hollywood.
Rooms revenues increased $39.3 million, or 20.7%, as a result of an increase in cash ADR rates from $95 in 2013 to $121 in 2014, on flat occupancy. The increase in revenue was driven mainly by strong group business and the impact of resort fees implemented late in the first quarter of 2013.
Other revenue also increased $11.5 million compared to the 2013 quarter primarily due to entertainment revenue.
Property operating expenses in the region increased as a result of increases in variable costs primarily in marketing and payroll.
As a result, income from operations increased $24.0 million, or 23.0%, and property EBITDA increased $21.1 million, or 10.7%.

Atlantic Coast

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013
Net revenues	$315.3	$365.3	(13.7)%
Loss from operations	(50.2)	(3.2)	*
Property EBITDA (3)	9.6	51.2	(81.3)%
* Not meaningful
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Atlantic Coast properties include Bally's Atlantic City, Caesars Atlantic City, Harrah's Atlantic City, Harrah's Philadelphia, Horseshoe Baltimore (under development) and Showboat Atlantic City.
First Quarter 2014 results compared with First Quarter 2013
The Atlantic Coast region continues to be negatively affected by the competitive environment, compounded by lower property visitation partially driven by extreme winter weather in 2014 as compared to a milder 2013. As a result, net revenues in the region declined $50.0 million, or 13.7%, in the first quarter of 2014 from the year-earlier period.
Casino revenues were down $44.4 million, or 14.3%, due to the factors discussed above and an increase in certain variable marketing programs treated as a reduction to revenue.
Property operating expenses in 2014 were also lower than in 2013 as a result of significant decreases in property taxes and depreciation expense, partially offset by $28.7 million in impairments recorded during the first quarter of 2014 related to one of our properties in the region as a result of lower projected future earnings.
As a result, loss from operations increased by $47.0 million and Property EBITDA declined by $41.6 million.
Other U.S.

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013
Net revenues	$699.2	$749.3	(6.7)%
Income from operations	27.1	101.3	(73.2)%
Property EBITDA (3)	142.0	178.2	(20.3)%
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Other U.S. properties include Grand Biloxi Casino, Harrah's Council Bluffs, Harrah's Joliet, Harrah's Lake Tahoe, Harrah's Laughlin, Harrah's Metropolis, Harrah's New Orleans, Harrah's North Kansas City, Harrah's Reno, Harrah's Tunica, Harveys Lake Tahoe, Horseshoe Bossier City, Horseshoe Council Bluffs, Horseshoe Hammond, Horseshoe Southern Indiana, Horseshoe Tunica, Louisiana Downs and Tunica Roadhouse Hotel and Casino.
First Quarter 2014 results compared with First Quarter 2013
Net revenues decreased by $50.1 million, or 6.7%, from the 2013 quarter, reflecting the persistent softness in the regional markets as noted across the industry in recent quarters, primarily attributable to increased regional competition, as well as severe weather across the Midwest in 2014. Casino revenue declines of $48.7 million drove the decline in net revenues.
Income from operations was $27.1 million compared with $101.3 million in the prior year quarter, a decrease of $74.2 million, or 73.2%. This decline is largely attributable to tangible and intangible asset impairment charges of $68.0 million in the first quarter 2014, compared to impairment charges of $20.0 million in the 2013 quarter, with 2014 charges resulting from the announced closure of Harrah's Tunica. In addition, the decline in casino revenue reduced income from operations but was partially offset by lower operating and depreciation expenses.
As a result, income from operations decreased by $74.2 million and Property EBITDA declined by $36.2 million, or 20.3%, compared with the prior year quarter. Further details on this non-GAAP financial measure follow herein.

Managed, International, Other

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013
Net revenues
Managed	$74.7	$71.7	4.2%
International	82.9	122.1	(32.1)%
Other	135.2	81.0	66.9%
Total net revenues	$292.8	$274.8	6.6%
Income/(loss) from operations
Managed	$8.9	$4.6	93.5%
International	16.0	22.7	(29.5)%
Other	(58.8)	(86.9)	32.3%
Total loss from operations	$(33.9)	$(59.6)	43.1%
Managed properties include three Indian-owned casinos, as well as Horseshoe Cleveland, Horseshoe Cincinnati, Caesars Windsor, and ThistleDown Racino since August 2012, when the racetrack was contributed to Rock Ohio Caesars, LLC, a joint venture in which CEOC holds a 20% ownership interest. Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on results.
In March 2013, the Company closed the Alea Leeds casino in England and in February 2014 we closed the Golden Nugget casino, also in England. The operating results of both properties have been classified as discontinued operations for all periods presented and are excluded from the table above.
In May 2013, the Company sold 45% of its equity interest in the Conrad, and as a result of this transaction, no longer consolidates this property's results of operations, but instead accounts for it as an equity method investment. The above table includes the net revenues of $59.7 million and income from operations of $21.2 million for the Conrad in the three months ended March 31, 2013, and equity method income from operations of $8.5 million in the three months ended March 31, 2014.
In November 2013, we completed the sale of the equity interests of the subsidiaries that held the Macau Land Concession. As a result, the related operating results have been classified as discontinued operations for the 2013 period and are excluded from the table above.
Other is comprised of corporate expenses, including administrative, marketing, and development costs, income from certain non-consolidated affiliates and the results of CIE. CIE is a majority owned subsidiary of CGP LLC, which we consolidate and whose results are presented later in this release.
First Quarter 2014 results compared with First Quarter 2013
International net revenues declined $39.2 million, or 32.1%, in 2014 compared with the 2013 quarter, primarily from the Conrad sale impact. Other net revenues increased by $54.2 million, or 66.9%, primarily due to the growth of social and mobile gaming business in CIE.
Corporate expenses increased in first quarter 2014 when compared to first quarter 2013, primarily due to increases in corporate professional fees and favorability on certain taxes which occurred in 2013, but did not recur in 2014.
Loss from operations was $33.9 million in 2014 compared with $59.6 million in the prior year. The improvement in 2014 from 2013 is primarily attributable to improved CIE operating results.
Additional Financial Information
Interest Expense
During the first quarter 2014, interest expense increased by $17.6 million, or 3.1%, to $592.3 million from $574.7 million in the 2013 quarter, primarily due to higher interest rates as a result of CEOC's February 2013 9.0% senior secured notes offering, the proceeds of which were used to repay a portion of lower interest rate term loans on CEOC's credit facilities, as well as increases in rates on the CERP financing, which closed in the fourth quarter 2013. Interest expense for first quarter 2014 includes $8.4 million of expense related to derivatives compared to $25.1 million of expense in the 2013 quarter.

Loss on Early Extinguishment of Debt
During the first quarter 2013, we recognized a $36.7 million loss on early extinguishment of debt which was primarily related to extinguishments of debt under the CEOC Credit Facilities compared with $0.7 million in the first quarter of 2014.
Benefit for Income Taxes
Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Due to recent impairments and ongoing losses from continuing operations, we project that future reversals of taxable temporary differences are no longer sufficient to provide adequate taxable income to realize our deferred tax assets. As such, we have established a valuation allowance against the federal deferred tax assets that are not projected to be realizable.
The effective tax rate benefit for the first quarter 2014 and 2013 was 29.6% and 62.4%, respectively.  The effective tax rate benefit in the first quarter of 2014 was unfavorably impacted by an increase in the federal valuation allowance against 2014 losses from continuing operations which were not tax benefitted, partially offset by a tax benefit from the reversal of uncertain state tax positions.  The effective tax rate benefit in the first quarter of 2013 was favorably impacted by the tax benefits from a capital loss resulting from a tax election made for U.S. federal income tax purposes.
Our projected effective tax rate benefit for 2014 is expected to range from 15% to 18%, which differs from the expected federal tax rate benefit of 35%, due to projected increase in the federal valuation allowance against 2014 losses from continuing operations which will not be tax benefitted, partially offset by the reversal of uncertain state positions during the first quarter 2014 due to the expiration of the statute of limitations.
Loss from discontinued operations, net of income taxes
During the first quarter 2014, loss from discontinued operations, net of income taxes, was $15.9 million, which was primarily related to our closure of the Golden Nugget casino in London, compared with $42.0 million in 2013, which also included the impact of the closure of the Alea Leeds casino and an impairment related to the Macau sale.
Cost-Savings Initiatives
The Company has undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. We estimate that our cost-savings programs produced $40.9 million in incremental cost savings for the first quarter 2014, compared with the same periods in 2013. Additionally, as of March 31, 2014, the Company expects that these and other identified new cost-savings programs will produce further annual cost-savings of $190.7 million, based on the full implementation of current projects that are in process. As the Company realizes savings or identifies new cost-reduction activities, this amount will change.
Recent Developments
Golden Nugget. On February 11, 2014, we permanently closed our Golden Nugget casino in England.
The following events occurred subsequent to March 31, 2014. For more information on these events please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2014.
Sale of Certain Properties from CEOC to CGP LLC. On May 5, 2014, we completed the previously announced sale of Bally’s Las Vegas, The Cromwell and The Quad Resort & Casino to CGP LLC and hope to close on the sale of Harrah’s New Orleans in the second quarter subject to receiving approval by the Louisiana Gaming Control Board. CGP LLC acquired the three properties from CEOC for an aggregate purchase price of $1,340.0 million minus assumed debt and closing adjustments with cash on hand and the proceeds of $700.0 million of term loans financed by Caesars Growth Properties Holdings, LLC, an indirect subsidiary of CGP LLC.
Sale of CEOC common stock. On May 5, 2014, Caesars Entertainment completed the sale of 68.1 shares of CEOC’s unregistered common stock to certain qualified institutional buyers. Caesars Entertainment received an aggregate purchase price of $6.15 million for the CEOC Shares. The CEOC shares were offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. Upon completion of the sale, Caesars Entertainment’s guarantee of CEOC’s outstanding secured and unsecured notes was automatically released.

Repayment of 2015 maturities. On May 6, 2014, Caesars Entertainment announced that CEOC will launch cash tender offers for any and all of its 5.625% Senior Notes due 2015 and any and all of its 10.00% Second-Priority Senior Secured Notes due 2018, subject to financing and other conditions. CEOC has entered into note purchase agreements with a significant third-

party holder and a subsidiary of CGP LLC to purchase $746.4 million in aggregate principal amount of the 5.625% Senior Notes and $108.7 million in aggregate principal amount of the 10.00% Senior Secured Notes.
Bank Transactions. On May 6, 2014, CEOC announced that it is seeking to raise $1,750 million of new incremental term loans under its senior secured credit facilities, with an anticipated maturity of March 1, 2017. CEOC also announced its intent to seek amendments to its senior secured credit facilities which would, if amended, modify the financial maintenance covenant to increase the leverage ratio level, exclude the incremental term loans from the definition of "Senior Secured Leverage Ratio" for purposes of such covenant, and modify CEC’s guarantee under the senior secured credit facilities such that CEC’s guarantee will be limited to a guarantee of collection with respect to obligations owed to the lenders who consent to the Bank Amendment.

Caesars Entertainment Operating Company, Inc. Results
Due to CEOC's continuing involvement with the LINQ and Octavius Tower of Caesars Palace Las Vegas, CEOC continues to consolidate the related net assets and income statement impacts into CEOC's financial results subsequent to CERP's ownership of these properties in October 2013, which is reflected in the tables below.
Management believes the Non-GAAP measures presented below are helpful to investors because the LINQ and Octavius Tower are not legally owned by CEOC. A reconciliation of Property EBITDA and Adjusted EBITDA to the most closely related GAAP financial measure is presented later in this release.
CEOC is our wholly owned operating subsidiary that conducts a significant part of our business operations. The following is being provided as supplementary financial information. Full CEOC results will be provided in a report on Form 8-K subsequent to filing Caesars’ Quarterly Report on Form 10-Q ("Form 10-Q") for the first quarter 2014.

	Three Months Ended March 31,				Percent Favorable/ (Unfavorable)
	2014			2013
(Dollars in millions)	CEOC Financial Information	LINQ/Octavius Accounting Impact(a)	CEOC Adjusted(b)	CEOC Financial Information
Net revenues	$1,442.8	$3.5	$1,439.3	$1,615.4	(10.9)%
Income/(loss) from operations	(12.1)	(6.7)	(5.4)	134.8	*
Loss from continuing operations, net of income taxes	(474.9)	(15.7)	(459.2)	(228.0)	(101.4)%
Loss from discontinued operations, net of income taxes	(15.9)	—	(15.9)	(23.7)	32.9%
Net loss attributable to CEOC	(492.9)	(15.7)	(477.2)	(254.2)	(87.7)%
Property EBITDA (4)	267.7	9.6	258.1	357.1	(27.7)%
Adjusted EBITDA (5)	259.4	9.6	249.8	332.6	(24.9)%
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*     Not meaningful
(a)     Amounts represent GAAP adjustments related to the LINQ and Octavius Tower operations subsequent to their sale to CERP in October 2013, which are included in CEOC Financial Information.
(b)     CEOC Adjusted equals CEOC Financial Information minus the LINQ/Octavius Accounting Impact.

CEOC's Supplemental Information and Reconciliations of Net Loss Attributable to CEOC to Property EBITDA and to Adjusted EBITDA can be found later in this release.

CERP Results
CERP results include:

•	Harrah’s Atlantic City, Harrah’s Las Vegas, Harrah’s Laughlin, Flamingo Las Vegas, Paris Las Vegas, and Rio All-Suite Hotel and Casino (collectively, the former CMBS properties);

•
Lease income received for Octavius Tower for all periods presented (paid by CEOC), including periods prior to its actual contribution to CERP in October 2013, and for the LINQ beginning with the first quarter 2014;

•	Operating results from the LINQ, which was substantially open by March 31, 2014;

•	Operating results from the High Roller observation wheel, which began operations at the end of the first quarter 2014; and

•	Lease income of O’Sheas casino (paid by CEOC) beginning in 2014.

The Company believes it is meaningful to provide information on the combined results of operations of CERP which are summarized below. CERP's Supplemental Information and Reconciliation of Net Income/(Loss) Attributable to CERP to Adjusted EBITDA can be found later in this release. Full CERP results will be provided separately in a report on Form 8-K subsequent to filing Caesars’ Form 10-Q.

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013
Net revenues	$492.0	$482.3	2.0%
Income from operations	60.0	44.1	36.1%
Net loss	(6.9)	(8.5)	18.8%
Property EBITDA (4)	127.2	129.5	(1.8)%
Adjusted EBITDA (5)	113.2	118.1	(4.1)%

CERP's Supplemental Information and Reconciliations of Net Income/(Loss) to Property EBITDA and to Adjusted EBITDA can be found later in this release.

Caesars Growth Partners Results
As previously disclosed, Caesars Acquisition Company (“CAC”) was formed to own 100% of the voting membership units in CGP LLC. In October 2013, Caesars and its subsidiaries, CAC and CGP LLC consummated a transaction in which Caesars acquired all of the non-voting units of CGP LLC in exchange for certain consideration. Our interests in CGP LLC constitute variable interests and CGP LLC is a variable interest entity which we are required to consolidate.
The financial statement information for the three months ended March 31, 2013 does not reflect the impacts of the October 21, 2013 formation transaction, including the recording of non-controlling interest or the determination of taxes in accordance with the LLC structure of CGP LLC. Instead, this financial information, referred to herein as "Predecessor," presents the combination of the assets and entities that were purchased by or contributed to CGP LLC for the periods presented as that financial information was initially recorded in the underlying accounting records of Caesars Entertainment.
The financial statement information for the three months ended March 31, 2014 reflects the financial statements of CGP LLC on a consolidated basis, giving regard to all impacts of the formation transaction. CGP LLC results will be provided separately in CAC's Form 10-Q.

	Consolidated	Predecessor	Percent Favorable/ (Unfavorable)
	Three Months Ended March 31,
(Dollars in millions)	2014	2013
Interactive Entertainment net revenues	$124.2	$68.1	82.4%
Casino Properties and Developments net revenue	102.1	83.0	23.0%
Total net revenues	226.3	151.1	49.8%
Loss from operations	(61.8)	(24.2)	155.4%
Property EBITDA (4)	36.6	39.4	(7.1)%
Adjusted EBITDA (5)	55.6	42.2	31.8%

CGP LLC's Supplemental Information and Reconciliation of Net Income/(Loss) Attributable to CGP LLC and Predecessor to Adjusted EBITDA can be found later in this release.
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(1)
Casino revenues, net revenues, income from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of Alea Leeds casino (closed in March 2013), Golden Nugget casino (closed in February 2014) and the subsidiaries that held the Company's land concession in Macau because all of these are presented as discontinued operations.

(2)
Income from operations for Caesars includes intangible and tangible asset impairment charges of $100.8 million and $20.0 million, for the three months ended March 31, 2014 and 2013, respectively. Income from operations for CEOC includes intangible and tangible asset impairment charges of $101.1 million and $20.0 million, for the three months ended March 31, 2014 and 2013, respectively.

(3)
Basic and diluted loss per share for Caesars for the periods shown includes loss per share from discontinued operations, net of income taxes, of $0.12 per share and $0.33 per share in the three months ended March 31, 2014 and 2013, respectively.

(4)
Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(5)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the Pro Forma effect of adjustments related to properties, yet-to-be-realized cost savings from the Company's profitability improvement programs, discontinued operations and LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries. Adjustments also include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

Liquidity
Each of the structures comprising Caesars Entertainment’s consolidated financial statements have separate debt agreements with related restrictions on usage of their capital resources. CGP LLC is a variable interest entity that is consolidated by Caesars Entertainment, but is controlled by its sole voting member, CAC. CAC is a managing member of CGP LLC and therefore controls all decisions regarding liquidity and capital resources of CGP LLC.

	March 31, 2014
(In millions)	CEOC	CERP	CGP LLC	Parent
Cash, cash equivalents, and short term investments (1)	$1,175.0	$161.2	$972.6	$174.6
Revolver Capacity	106.1	269.5	—	—
Less: Revolver capacity committed to letters of credit	(96.3)	—	—	—
Total Liquidity	$1,184.8	$430.7	$972.6	$174.6
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(1)	Excludes restricted cash and $1.8 million of cash reported in CEOC as a result of the LINQ/Octavius accounting described above.
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2 p.m. Pacific Time Wednesday, May 7, 2014 to review its first-quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 20337702 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company's website for 90 days after the event.
About Caesars
Caesars Entertainment Corporation is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on three continents. The Company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. Caesars also owns the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the sale of the Properties, and future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the ability to satisfy the conditions to the closing with respect to the sale of Harrah's New Orleans, including receipt of required regulatory approvals;

•	the previously disclosed sale of Harrah's New Orleans to Caesars Growth Partners may not be consummated on the terms contemplated or at all;

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•
the new CEOC first lien term loan and amendment to the CEOC credit agreement and related Caesars Entertainment guarantee of the CEOC credit agreement may not be consummated on the terms contemplated or at all and other access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•
the assertion and outcome of litigation or other claims that may be brought against the Company by certain creditors, some of whom have notified the Company of their objection to various transactions undertaken by the Company in 2013 and 2014;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs, including the program to increase its working capital and excess cash by $500 million;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness, the ongoing downturn in the U.S. regional gaming industry, or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
severe weather conditions or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to us as a result of Hurricane Sandy in late October 2012;

•	acts of war or terrorist incidents or uprisings, including losses therefrom, including losses in revenues and damage to property,

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues
Casino	$1,364.8	$1,493.1
Food and beverage	385.0	379.8
Rooms	318.8	288.2
Management fees	13.7	10.7
Other	255.2	203.2
Reimbursable management costs	62.4	59.7
Less: casino promotional allowances	(298.6)	(293.6)
Net revenues	2,101.3	2,141.1
Operating expenses
Direct
Casino (a)	825.6	833.1
Food and beverage (a)	161.2	165.1
Rooms (a)	82.5	73.3
Property, general, administrative, and other (a)	556.1	520.5
Reimbursable management costs	62.4	59.7
Depreciation and amortization	122.8	161.6
Write-downs, reserves, and project opening costs, net of recoveries	24.0	20.7
Impairment of intangible and tangible assets	100.8	20.0
Loss/(income) on interests in non-consolidated affiliates	(3.8)	2.6
Corporate expense	50.4	36.1
Acquisition and integration costs	15.0	64.2
Amortization of intangible assets	33.0	41.4
Total operating expenses	2,030.0	1,998.3
Income from operations	71.3	142.8
Interest expense	(592.3)	(574.7)
Loss on early extinguishments of debt	(0.7)	(36.7)
Other income, including interest income	0.3	3.7
Loss from continuing operations before income taxes	(521.4)	(464.9)
Income tax benefit	154.5	290.2
Loss from continuing operations, net of income taxes	(366.9)	(174.7)
Discontinued operations
Loss from discontinued operations	(15.9)	(44.8)
Income tax benefit	—	2.8
Loss from discontinued operations, net of income taxes	(15.9)	(42.0)
Net loss	(382.8)	(216.7)
Less: net income attributable to noncontrolling interests	(3.6)	(0.9)
Net loss attributable to Caesars	$(386.4)	$(217.6)
Loss per share - basic and diluted
Loss per share from continuing operations	$(2.70)	$(1.41)
Income/(loss) per share from discontinued operations	(0.12)	(0.33)
Net loss per share	$(2.82)	$(1.74)
____________________
(a) Property operating expenses are comprised of casino, food and beverage, rooms, and property, general, administrative and other expenses.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED SUMMARY BALANCE SHEETS
(UNAUDITED)
(In millions)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$2,483.4	$2,771.2
Restricted cash	64.6	87.5
Other current assets	858.8	911.6
Total current assets	3,406.8	3,770.3
Property and equipment, net	13,347.9	13,237.9
Goodwill and other intangible assets	6,539.4	6,551.0
Restricted cash	265.3	336.8
Assets held for sale	4.0	11.9
Other long-term assets	813.3	781.0
	$24,376.7	$24,688.9
Liabilities and Stockholders’ Deficit
Current liabilities
Current portion of long-term debt	$197.2	$197.1
Other current liabilities	2,643.6	2,333.7
Total current liabilities	2,840.8	2,530.8
Long-term debt	20,994.3	20,918.4
Other long-term liabilities	2,818.4	3,143.5
	26,653.5	26,592.7
Total Caesars stockholders’ deficit	(3,502.2)	(3,122.0)
Noncontrolling interests	1,225.4	1,218.2
Total deficit	(2,276.8)	(1,903.8)
	$24,376.7	$24,688.9

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Three Months Ended March 31, 2014
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(386.4)
Net income attributable to noncontrolling interests						3.6
Net loss						(382.8)
Loss from discontinued operations, net of income taxes						15.9
Loss from continuing operations, net of income taxes						(366.9)
Benefit for income taxes						(154.5)
Loss from continuing operations before income taxes						(521.4)
Other income, including interest income						(0.3)
Gain on partial sale of subsidiary						—
Loss on early extinguishments of debt						0.7
Interest expense						592.3
Income/(loss) from operations	$128.3	$(50.2)	$27.1	$(33.9)		71.3
Depreciation and amortization	65.7	14.1	39.1	3.9		122.8
Amortization of intangible assets	15.4	0.3	8.1	9.2		33.0
Impairment of intangible and tangible assets	—	32.4	68.0	0.4		100.8
Write-downs, reserves, and project opening costs, net of recoveries	9.6	13.0	(0.1)	1.5		24.0
Acquisition and integration costs	—	—	—	15.0		15.0
Income on interests in non-consolidated affiliates	—	—	(0.2)	(3.6)		(3.8)
Corporate expense	—	—	—	50.4		50.4
EBITDA attributable to discontinued operations					$(0.4)	(0.4)
Property EBITDA	$219.0	$9.6	$142.0	$42.9	$(0.4)	$413.1

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Three Months Ended March 31, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(217.6)
Net income attributable to noncontrolling interests						0.9
Net loss						(216.7)
Loss from discontinued operations, net of income taxes						42.0
Loss from continuing operations, net of income taxes						(174.7)
Income tax benefit						(290.2)
Loss from continuing operations before income taxes						(464.9)
Other income, including interest income						(3.7)
Loss on early extinguishments of debt						36.7
Interest expense						574.7
Income/(loss) from operations	$104.3	$(3.2)	$101.3	$(59.6)		142.8
Depreciation and amortization	61.5	42.4	47.4	10.3		161.6
Amortization of intangible assets	19.0	4.0	9.3	9.1		41.4
Impairment of intangible and tangible assets	—	—	20.0	—		20.0
Write-downs, reserves, and project opening costs, net of recoveries	13.6	8.0	0.4	(1.3)		20.7
Acquisition and integration costs	—	—	—	64.2		64.2
(Income)/loss on interests in non-consolidated affiliates	(0.5)	—	(0.2)	3.3		2.6
Corporate expense	—	—	—	36.1		36.1
EBITDA attributable to discontinued operations					$(2.0)	(2.0)
Property EBITDA	$197.9	$51.2	$178.2	$62.1	$(2.0)	$487.4

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization ("EBITDA") further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's secured credit facilities.
Last twelve months ("LTM") Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized, as set forth in our secured credit facility.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of the Company's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the last twelve months ended March 31, 2014.

	(1)	(2)	(3)
(In millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Year Ended December 31, 2013	(1)-(2)+(3) LTM
Net loss attributable to Caesars	$(386.4)	$(217.6)	$(2,948.2)	$(3,117.0)
Interest expense	592.3	574.7	2,252.4	2,270.0
Interest income	(2.5)	(3.2)	(16.5)	(15.8)
Income tax benefit	(154.5)	(290.2)	(1,549.7)	(1,414.0)
Depreciation and amortization	122.8	161.6	564.8	526.0
Depreciation in corporate expense	7.7	3.3	12.8	17.2
Amortization of intangible assets	33.0	41.4	164.5	156.1
Discontinued operations (a) (b)	0.7	(2.5)	2.8	6.0
EBITDA	213.1	267.5	(1,517.1)	(1,571.5)
Write-downs, reserves, and project opening costs, net of recoveries (c)	24.0	20.7	103.9	107.2
Acquisition and integration costs (d)	15.0	64.2	81.3	32.1
Loss/(gain) on early extinguishments of debt (e)	0.7	36.7	29.8	(6.2)
Net income/(loss) attributable to non-controlling interests(f)	3.6	0.9	8.4	11.1
Impairment of intangible and tangible assets (g)	100.8	20.0	3,018.9	3,099.7
Non-cash expense for stock compensation benefits (h)	26.4	3.6	53.9	76.7
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA(i)	21.1	—	9.0	30.1
Discontinued operations write-downs, reserves, and project opening costs, net of recoveries and Impairments (j)	14.9	42.5	27.9	0.3
Other items (k)	3.5	13.6	38.5	28.4
Adjusted EBITDA	$423.1	$469.7	$1,854.5	1,807.9
Pro Forma adjustments related to properties (l)				11.5
Pro Forma adjustment for estimated cost savings yet-to-be-realized (m)				190.7
Adjusted EBITDA				$2,010.1
____________________

(a)
Amounts include a provision for income taxes related to discontinued operations of $0.0 million and $0.2 million for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, and an income tax benefit of $2.8 million for the three months ended March 31, 2013.

(b)
Amounts include depreciation and amortization related to discontinued operations of $0.0 million, $0.3 million and $0.6 million for the three months ended March 31, 2014 and 2013, and for the year ended December 31, 2013, respectively. Amounts also include interest expense related to discontinued operations of $0.7 million, $0.0 million and $2.0 million for the three months ended March 31, 2014 and 2013, and for the year ended December 31, 2013, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, which is a non-cash item as it excludes any cash distributions. Cash distributions to minority owners are included in the "other items" line item.

(g)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of competitive conditions.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company's employees.

(i)
Amounts represent adjustments to include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(j)
Amounts include reserves and impairments related to the closure of Golden Nugget in February 2014 and Alea Leeds in March 2013 and the sale of the Company's investment in a land concession in Macau, which was completed in November 2013, all of which are included in loss from discontinued operations.

(k)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, non-cash equity in earnings of non-consolidated affiliates (net of distributions), and adjustments to include controlling interests' portion of Baluma S.A. adjusted EBITDA.

(l)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(m)
Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost-savings programs.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

	Three Months Ended March 31,
(In millions)	2014	2013
Net loss attributable to CEOC	$(492.9)	$(254.2)
Net income attributable to non-controlling interests	2.1	2.5
Net loss	(490.8)	(251.7)
Loss from discontinued operations, net of income taxes	15.9	23.7
Net loss from continuing operations, net of income taxes	(474.9)	(228.0)
Income tax benefit	(72.2)	(210.3)
Loss from continuing operations before income taxes	(547.1)	(438.3)
Other income, including interest income	(0.9)	(2.4)
Loss on early extinguishments of debt	0.1	29.5
Interest expense	535.8	546.0
Income/(loss) from operations	(12.1)	134.8
Depreciation and amortization	91.3	127.1
Amortization of intangible assets	15.3	23.0
Impairment of intangible and tangible assets	101.1	20.0
Write-downs, reserves, and project opening costs, net of recoveries	12.2	7.3
Acquisition and integration costs	14.6	11.8
(Income)/loss on interests in non-consolidated affiliates	(3.5)	3.0
Corporate expense	49.2	32.1
Other adjustment for LINQ/ Octavius accounting impact	(9.6)	—
EBITDA attributable to discontinued operations	(0.4)	(2.0)
Property EBITDA	$258.1	$357.1

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
(UNAUDITED)
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing the CEOC credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized as set forth in the CEOC credit facility.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the last twelve months ended March 31, 2014.

	(1)	(2)	(3)
(In millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Year Ended December 31, 2013	(1)-(2)+(3) LTM
Net loss	$(492.9)	$(254.2)	$(2,988.6)	(3,227.3)
Interest expense	535.8	546.0	2,145.7	2,135.5
Interest income	(3.1)	(3.5)	(17.9)	(17.5)
Income tax benefit	(72.2)	(210.3)	(581.9)	(443.8)
Depreciation and amortization	91.3	127.1	435.0	399.2
Depreciation in corporate expense	7.7	3.3	12.8	17.2
Amortization of intangible assets	15.3	23.0	90.1	82.4
Discontinued operations(a)(b)	0.7	—	5.3	6.0
EBITDA	82.6	231.4	(899.5)	(1,048.3)
Write-downs, reserves, and project opening costs, net of recoveries(c)	12.2	7.3	91.4	96.3
Acquisition and integration costs(d)	14.6	11.8	13.4	16.2
Loss on early extinguishment of debt(e)	0.1	29.5	32.1	2.7
Net income/(loss) attributable to non-controlling interests(f)	2.1	(2.5)	(4.4)	0.2
Impairment of tangible and intangible assets(g)	101.1	20.0	1,975.6	2,056.7
Non-cash expense for stock compensation benefits(h)	7.9	2.5	34.4	39.8
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA(i)	21.1	—	9.0	30.1
Discontinued operations write-downs, reserves, and project opening costs, net of recoveries and Impairments(j)	14.9	21.7	7.1	0.3
Other adjustment for LINQ/ Octavius accounting impact	(9.6)	—	(5.6)	(15.2)
Other items(k)	2.8	10.9	10.1	2.0
Adjusted EBITDA	$249.8	$332.6	$1,263.6	1,180.8
Pro forma adjustments related to properties(l)				11.0
Pro forma adjustment for estimated cost savings yet to be realized(m)				161.4
LTM Adjusted EBITDA-Pro Forma				1,353.2
Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries				(70.6)
Adjusted EBITDA-Pro Forma of CEOC's discontinued operations(n)				(0.1)
LTM Adjusted EBITDA-ProForma - CEOC Restricted				$1,282.5
____________________

(a)
Amounts include a provision for income taxes related to discontinued operations of $0.0 million and $2.7 million for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, and an income tax benefit of $0.3 million for the three months ended March 31, 2013.

(b)
Amounts include depreciation and amortization related to discontinued operations of $0.0 million, $0.3 million and $0.6 million for the three months ended March 31, 2014 and 2013, and for the year ended December 31, 2013, respectively. Amounts also include interest expense related to discontinued operations of $0.7 million, $0.0 million and $2.0 million for the three months ended March 31, 2014 and 2013, and for the year ended December 31, 2013, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, which is a non-cash item as it excludes any cash distributions. Cash distributions to minority owners are included in the "other items" line item.

(g)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of competitive conditions.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CEOC's employees.

(i)
Amounts represent adjustments to include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(j)
Amounts include reserves and impairments related to the closure of Golden Nugget in February 2014 and Alea Leeds in March 2013 and the sale of the Company's investment in a land concession in Macau, which was completed in November 2013, all of which are included in loss from discontinued operations.

(k)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, non-cash equity in earnings of non-consolidated affiliates (net of distributions), and adjustments to include controlling interests' portion of Baluma S.A. adjusted EBITDA.

(l)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(m)
Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost-savings and anticipated future cost savings to be realized from profitability improvement and cost savings programs.

(n)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.

CAESARS ENTERTAINMENT RESORT PROPERTIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of the CERP's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA:

	Three Months Ended March 31,
(In millions)	2014	2013
Net loss	$(6.9)	$(8.5)
Income tax benefit	(23.8)	(3.3)
Loss before income taxes	(30.7)	(11.8)
Other income, including interest income	—	(0.1)
Interest expense	90.7	56.0
Income from operations	60.0	44.1
Depreciation and amortization	37.2	43.0
Amortization of intangible assets	12.4	14.7
Impairment of intangible and tangible assets	(0.3)	—
Write-downs, reserves, and project opening costs, net of recoveries	3.6	14.4
Income on interests in non-consolidated affiliates	—	(0.5)
Corporate expense	14.3	13.8
Property EBITDA	$127.2	$129.5

CAESARS ENTERTAINMENT RESORT PROPERTIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO
ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CERP's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CERP.
Because not all companies use identical calculations, the presentation of CERP's Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income to Adjusted EBITDA for the periods indicated, and reconciles net income to LTM Adjusted EBITDA-Pro Forma for the last twelve months ended March 31, 2014.

	(1)	(2)	(3)
(In millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Year Ended December 31, 2013	(1)-(2)+(3) LTM
Net loss	$(6.9)	$(8.5)	$(638.2)	$(636.6)
Interest expense	90.7	56.0	245.9	280.6
Interest income	—	—	(0.1)	(0.1)
Income tax benefit	(23.8)	(3.3)	(383.5)	(404.0)
Depreciation and amortization	37.2	43.0	156.9	151.1
Amortization of intangible assets	12.4	14.7	59.1	56.8
EBITDA	109.6	101.9	(559.9)	(552.2)
Write-downs, reserves, and project opening costs, net of recoveries(a)	3.6	14.4	15.4	4.6
Gains on early extinguishment of debt(b)	—	—	(15.3)	(15.3)
Impairment of tangible and intangible assets(c)	(0.3)	—	1,045.9	1,045.6
Non-cash expense for stock compensation benefits(d)	0.2	—	0.9	1.1
Other items(e)	0.1	1.8	6.3	4.6
Adjusted EBITDA	$113.2	$118.1	$493.3	488.4
Pro forma adjustments related to properties				8.7
Pro forma adjustment for estimated cost savings yet to be realized(f)				28.1
Pro forma quarterly add back for Caesars Linq LLC				89.9
LTM Adjusted EBITDA-Pro Forma				$615.1
____________________

(a)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(b)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(c)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of competitive conditions.

(d)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CERP's employees.

(e)
Amounts represent add-backs and deductions from EBITDA included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include severance and relocation, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(f)	Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from profitability improvement and cost-savings programs.

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO
CAESARS GROWTH PARTNERS, LLC AND PREDECESSOR TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CGP LLC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CGP LLC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CGP LLC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CGP LLC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in CGP LLC's and in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net income/(loss) attributable to CGP LLC and Predecessor Growth Partners ("Predecessor") to Property EBITDA for the periods indicated.

	CGP LLC	Predecessor
	Three Months Ended March 31,
(In millions)	2014	2013
Net income/(loss) attributable to CGP LLC and Predecessor	$(19.7)	$6.3
Net loss attributable to noncontrolling interests	(6.5)	(1.8)
Net income/(loss), net of income taxes	(26.2)	4.5
Income tax provision	1.7	2.0
Income/(loss) before income taxes	(24.5)	6.5
Other income, including interest income	(49.8)	(40.8)
Loss on early extinguishment of debt	0.6	—
Interest expense	11.9	10.1
Loss from operations	(61.8)	(24.2)
Depreciation and amortization	13.6	10.4
Write-downs, reserves, and project opening costs, net of recoveries	7.8	0.8
Transaction costs	0.2	—
Change in fair value of contingently issuable non-voting membership units	76.1	—
Change in fair value of contingent consideration	0.7	52.4
Property EBITDA	$36.6	$39.4

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA
(UNAUDITED)
Adjusted EBITDA is presented as a supplemental measure of CGP LLC's performance and management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CGP LLC.
Because not all companies use identical calculations, the presentation of CGP LLC's Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	CGP LLC	Predecessor
	Three Months Ended March 31,
(In millions)	2014	2013
Net income/(loss) attributable to CGP LLC and Predecessor	$(19.7)	$6.3
Net loss attributable to noncontrolling interests	(6.5)	(1.8)
Interest income	(49.8)	(40.6)
Interest expense	11.9	10.1
Income tax provision	1.7	2.0
Depreciation and amortization	13.6	10.4
EBITDA	(48.8)	(13.6)
Write-downs, reserves, recoveries, and project opening costs (a)	7.8	0.8
Loss on early extinguishment of debt	0.6	—
Change in fair value of contingently issuable non-voting membership units	76.1	—
Change in fair value of contingent consideration	0.7	52.4
Non-cash expense for stock compensation benefits (b)	18.3	2.5
Other items (c)	0.9	0.1
Adjusted EBITDA	$55.6	$42.2
____________________

(a)	Amounts primarily represent development costs related to the construction and planned casino operations of Horseshoe Baltimore.

(b)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock.

(c)	Amounts represent add-backs and deductions to arrive at EBITDA and Adjusted EBITDA but not separately identified, such as lobbying expense and transaction costs.